                                                                    EXHIBIT 12.1

                         SCICLONE PHARMACEUTICALS, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                 FISCAL YEAR ENDED DECEMBER 31,
                                      2001             2000           1999             1998            1997
                                  -------------   -------------   -------------   --------------  --------------
Interest expense                     314,666.67       36,000.00            --              --              --
Int Cap during period                 19,007.28            --
Portion of rent exp
  representive of int                427,680.00      164,340.00      131,340.00      152,130.00      152,460.00
                                  --------------------------------------------------------------------------------

Fixed Charges                        761,353.95      200,340.00      131,340.00      152,130.00      152,460.00

EARNINGS

Income before income tax          (6,232,721.00)  (1,717,454.00)  (5,466,606.00)  (24,213,245.00) (13,997,005.00)
Fixed charges                        761,353.95      200,340.00      131,340.00      152,130.00      152,460.00
Int Cap during period                (19,007.28)
                                  --------------------------------------------------------------------------------
                                  (5,490,374.33)  (1,517,114.00)  (5,335,266.00)  (24,061,115.00) (13,844,545.00)

Ratio of earnings to fix charges            n/m             n/m             n/m             n/m             n/m

(1) We have computed the ratios of earnings to fixed charges by dividing income
    (loss) before income taxes plus fixed charges by fixed charges. For the periods presented, fixed charges consisted of interest expensed, capitalized expenses related to indebtedness, and the estimated portion of rental expense for operating leases that represents interest. Earnings were insufficient to cover fixed charges for the years ended December 31, 2001, 2000, 1999, 1998, and 1997 by approximately $6.2 million, $1.7 million, $5.5 million, $24.2 million, and $14.0 million, respectively.